Exhibit 10.2

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made and entered into as of January 2, 2022 (the “Effective Date”), by and between Patrick Smith, an individual residing at 6315 Philmore Drive, Cumming, GA 30040. (the “Executive”) and The OLB Group, a Delaware corporation with its principal place of business at 200 Park Avenue, Suite 1700, New York, NY 10166 (the “Company”).

WHEREAS, the Executive desires to be employed by the Company on such terms and conditions;

NOW, THEREFORE, in consideration of the mutual covenants, promises, and obligations set forth herein, the parties agree as follows:

1. Term/At-Will Employment. The Executive has been employed by the Company since 2018. The Executive’s employment under this Agreement shall be effective as of the Effective Date and shall continue until either party terminates the employment. Executive’s employment is at-will, meaning either party may terminate the employment at any time for any reason or no reason without advance notice. This term of this Agreement may be altered only by a writing signed by the Chief Executive Officer that specifically refers to this term of the Agreement. The period during which the Executive is employed by the Company hereunder is hereinafter referred to as the “Employment Term.”

2. Position and Duties.

2.1 Position. During the Employment Term, the Executive shall serve as the Vice President, Finance to Company’s Chief Executive Officer. During the Employment Term, the Executive shall be employed full-time and shall devote substantially all of his business time and attention to the performance of the Executive’s duties hereunder and will not engage in any other business, profession, or occupation for compensation or otherwise which would conflict or interfere with the performance of such services either directly or indirectly without the prior written consent of the President.

2.2 Duties. In his position, the Executive shall have such duties, authority, and responsibility as are consistent with the Executive’s position. These shall include direction and management of all Company financial activities and reporting including the treasury function.

2.3 Place of Performance. The principal place of Executive’s employment shall be at 960 N. Point Parkway, Suite 400, Alpharetta, GA 30005; provided that, the Executive may be required to travel on Company business or work from home during the Employment Term.

3. Compensation.

3.1 Base Salary. The Company shall pay the Executive an annual base salary in the gross amount of $350,000.00 (Three Hundred Fifty Thousand and zero/100 U.S. Dollars), less deductions and withholdings applicable to wages in periodic installments in accordance with the Company’s customary payroll practices and applicable wage payment laws, but no less frequently than monthly. The Executive’s annual base salary, as in effect from time to time, is hereinafter referred to as “Base Salary.”

3.2 Bonus. Executive shall be eligible for an annual discretionary bonus (the “Bonus”) of up to $150,000.00 (One Hundred Fifty Thousand and zero/100 U.S. Dollars) less deductions and withholdings applicable to wages. The amount shall be determined by the Compensation Committee of the Company’s Board of Directors (the “Committee”) in its reasonable discretion based upon performance metrics that shall be determined in the Committee’s reasonable discretion. The bonus shall be determined on a calendar year basis and pro-rated for the first year of Executive’s employment base upon the number of weeks Executive is employed. Any bonus shall be paid after the approval of the audited financial statements for the year for which the Bonus is calculated by the Company’s Board of Directors. Executive must be employed on the date the bonus is approved in order to receive a bonus.

3.3 Options Grant. The Company shall, upon the earlier of the Effective or the date when the Company’s 2020 Share Incentive Plan (the “Plan”) is amended to increase the number of shares of common stock available for grant,, grant Executive up to 275,000 (Two hundred seventy five thousand) options (the “Options”) to purchase common stock of the Company with an exercise price of $.001 per share. The Options shall vest equally over five years at the rate of one-fifth (1/5th) beginning on the first anniversary date of the Effective Date. No Options shall vest after the termination of Executive’s employment and any unvested Options shall be forfeited upon the termination of Executive’s employment. All terms of the Options granted under this Agreement shall be governed by the Plan. Insofar as the Plan and this Agreement conflict, the terms of the Plan shall govern.

3.4 Employee Benefits. During the Employment Term, the Executive shall be entitled to participate in all employee benefit plans, practices, and programs maintained by the Company, as in effect from time to time (collectively, “Employee Benefit Plans”) on a basis which is no less favorable than is provided to other similarly situated executives of the Company, to the extent consistent with applicable law and the terms of the applicable Employee Benefit Plans. The Company reserves the right to amend or cancel any Employee Benefit Plans at any time in its sole discretion, subject to the terms of such Employee Benefit Plans and applicable law.

3.5 Vacation; Paid Time-Off. During the Employment Term, the Executive shall be entitled paid vacation in accordance with the Company’s policies for executive officers as such policies may exist from time to time.

3.6 Business Expenses. The Executive shall be entitled to reimbursement for all reasonable and necessary out-of-pocket business, entertainment, and travel expenses incurred by the Executive in connection with the performance of the Executive’s duties hereunder in accordance with the Company’s expense reimbursement policies and procedures.

3.7 Automobile Allowance: During the Term, the Company shall provide Executive with an automobile allowance of Two Thousand Five Hundred Dollars ($2,500) per month, net of required taxes.

4. Termination of Employment.

4.1 Termination Notice and Date. The Employment Term and the Executive’s employment hereunder may be terminated by either the Company or the Executive at any time and for any reason by giving written notice thereof. The date the employment terminates shall be date notice of termination is communicated to a party (“Termination Date”).

4.2 Resignation of All Other Positions. Upon termination of the Executive’s employment hereunder for any reason, the Executive, effective on the Termination Date, shall be deemed to have resigned automatically from all paid positions that the Executive holds as an officer, employee, or member of the Board (or a committee thereof) of the Company, or as a paid officer, employee, or board member of any of the Company’s affiliates.

4.3 Termination:

(a) The employment of Executive hereunder shall terminate on the first to occur of the following:

(i) the date of Executive’s death, adjudicated incompetency or adjudicated bankruptcy;

(ii) the date on which Executive shall have experienced a Disability (as defined below), and the Company gives Executive notice of termination on account of Disability;

(iii) the date on which Executive shall have engaged in conduct which constitutes Cause (as defined below), and the Company gives Executive notice of termination for Cause;

(v) the date on which the Company shall give Executive notice of termination for any reason other than the reasons set forth in (i) through (iv) above; or

(vi) the date on which circumstances constituting Good Reason (as defined below) occur, and Executive gives the Company notice of termination for Good Reason and such Good Reason is not cured within 30 days.

(b) For purposes of this Agreement, “Disability” shall mean an illness, injury or other incapacitating condition as a result of which Executive is unable to perform the services required to be performed under this Agreement for one hundred and twenty (120) consecutive days during the Employment Term. In any such event, the Company, in its sole discretion, may terminate this Agreement by giving notice to Executive of termination for Disability. Executive agrees to submit to such medical examinations as may be necessary to determine whether a Disability exists, pursuant to such reasonable requests made by the Company from time to time.

(c) For purposes of this Agreement, “Cause” shall mean the occurrence of any of the following, as reasonably determined by the Company:

(i) intentional misconduct by Executive that has a material adverse effect on the Company;

(ii) any material misappropriation or embezzlement by Executive of the property of the Company;

(iii) Executive’s conviction of, confession to, or guilty or nolo contendere plea to a felony;

(iv) Executive’s breach of any material term of this Agreement;

provided that, prior to making any determination that Cause has occurred, the Company shall provide Executive with written notice describing in detail the particular conduct at issue, after which time Executive shall have no less than thirty (30) days to cure such conduct, to the extent cure is possible.

(d) For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following:

(i) a material reduction by the Company in Executive’s title, authority, status or responsibilities;

(ii) a reduction by the Company in the Base Salary or Bonus by more than 10%; or

(iii) the Company’s breach of any material term of this Agreement;

provided that, prior to making any determination that Good Reason has occurred, Executive shall provide the Company with written notice describing in detail the particular conduct at issue, after which time the Company shall have no less than thirty (30) days to cure such conduct, to the extent cure is possible.

5. Compensation in Event of Termination; Survival: Upon termination of Executive’s employment for any reason, this Agreement shall terminate and the Company shall have no further obligation to Executive except as set forth in this Section 5; provided that, the provisions set forth in Sections 4 and 7 hereof shall remain in full force and effect after the termination of Executive’s employment.

(a) In the event Executive’s employment is terminated pursuant to Sections 4(a)(i) or (ii) hereof prior to the expiration of the Employment Term, Executive or his estate, conservator or designated beneficiary, as the case may be, shall be entitled to payment of (i) any earned but unpaid Base Salary, and payment for unused vacation days through the date of termination, (ii) and (ii) an amount equal to the Bonus that Executive would have received hereunder pursuant to Section 3(2) hereof, prorated to the date of such termination of employment. Following any such termination, neither Executive nor his estate, conservator or designated beneficiary shall be entitled to receive any salary or other payment provided for hereunder, except as Executive may otherwise be entitled pursuant to any employee benefit plan.

(b) In the event Executive’s employment is terminated pursuant to Section 4(a)(iii) hereof prior to the expiration of the Term, Executive shall be entitled to payment of any (i) earned but unpaid Base Salary and payment for unused vacation days through the date of termination. Following any such termination, neither Executive nor his estate, conservator or designated beneficiary shall be entitled to receive any salary or other payment provided for hereunder, including any portion of the Bonus, except as Executive may otherwise be entitled pursuant to any employee benefit plan.

(c) In the event Executive’s employment is terminated pursuant to Section 4(a)(iv) hereof upon expiration of the Term, Executive shall be entitled to receive, as his sole and exclusive remedy, (i) any earned but unpaid Base Salary for the period up until the Termination Date, and payment for unused vacation days through the date of termination, and (ii) the Bonus, if not previously paid, pursuant to Section 3(2) hereof.

(d) In the event Executive’s employment is terminated pursuant to Sections 4(a)(v) or (vi) hereof , Executive shall be entitled to receive, as his sole and exclusive remedy, (i) severance pay equal to 12 months Base Salary, and (ii) an amount equal to the Bonus that Executive would have received hereunder pursuant to Section 3(2) hereof, prorated to the date of such termination of employment. Executive shall have no duty to mitigate damages by seeking alternative employment following any such termination.

6. Cooperation. The parties agree that certain matters in which the Executive will be involved during the Employment Term may necessitate the Executive’s cooperation in the future after expiration of the Employment Term. Accordingly, following the termination of the Executive’s employment for any reason, to the extent reasonably requested by the Board, the Executive shall cooperate with the Company in connection with matters arising out of the Executive’s service to the Company; provided that, the Company shall make reasonable efforts to minimize disruption of the Executive’s other activities. The Company shall reimburse the Executive for reasonable expenses incurred in connection with such cooperation.

7. Confidentiality.

7.1 At all times, Executive shall keep confidential, except as the Company may otherwise consent to in writing, and not disclose, or make any use of except for the benefit of the Company, at any time either during or subsequent to performance by Executive of services for the Company, any trade secrets, confidential information, knowledge, data or other information of the Company relating to processes, know-how, technology, intellectual property, designs, technical data, business plans, strategies, or other subject matter pertaining to any business of the Company or any of its partners, customers, consultants, licensors, licensees or affiliates (collectively, the “Confidential Information”), which Executive may produce, obtain or otherwise learn of during the course of Executive’s association with the Company, and whether produced, obtained or learned of prior to, as of or following the date hereof. The “Confidential Information” shall not include information that is or becomes part of the public domain not as a result of any inaction or action of Executive. Executive shall not deliver, reproduce, or in any way allow any such Confidential Information to be delivered to or used by any third parties for any purpose (including, without limitation, any purpose harmful to the interests of the Company) without the specific direction or consent of a duly authorized representative of the Company.

7.2 Notice of Immunity Under the Economic Espionage Act of 1996, as amended by the Defend Trade Secrets Act of 2016 (“DTSA”). Notwithstanding any other provision of this Agreement:

(a) The Executive will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that:

(1) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or

(2) is made in a complaint or other document filed under seal in a lawsuit or other proceeding.

(b) If the Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Executive may disclose the Company’s trade secrets to the Executive’s attorney and use the trade secret information in the court proceeding if the Executive:

(1) files any document containing trade secrets under seal; and

(2) does not disclosure trade secrets except pursuant to court order.

7.3 Nothing herein shall prevent Executive from making a report, or bringing a claim, to any governmental agency, including the U.S. Equal Employment Opportunity Commission, the National Labor Relations Board, the U.S. Department of Justice, or the Attorney Generals of the State of New York or the State of Georgia.

8. Work Made for Hire; Assignment. The Executive acknowledges that, by reason of being employed by the Company at the relevant times, to the extent permitted by law, all of the Work Product consisting of copyrightable subject matter is “work made for hire” as defined in 17 U.S.C. § 101 and such copyrights are therefore owned by the Company. To the extent that the foregoing does not apply, the Executive hereby irrevocably assigns to the Company, for no additional consideration, the Executive’s entire right, title, and interest in and to all Work Product and Intellectual Property Rights therein, including the right to sue, counterclaim, and recover for all past, present, and future infringement, misappropriation, or dilution thereof, and all rights corresponding thereto throughout the world. Nothing contained in this Agreement shall be construed to reduce or limit the Company’s rights, title, or interest in any Work Product or Intellectual Property Rights so as to be less in any respect than that the Company would have had in the absence of this Agreement.

9. Restrictive Covenants. Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company and its subsidiaries and affiliates and accordingly agrees as follows:

(a) During Executive’s employment with the Company and for a period of one (1) year from the date of termination of Executive’s employment for any reason (the “Restriction Period”), Executive shall not, within a twenty-five mile radius of the Company’s Atlanta, Georgia office, either as principal, agent, employee, consultant, partner, officer, director, shareholder, or in any other individual or representative capacity, own, manage, finance, operate, control or otherwise engage or participate in any manner or fashion in a business competitive with the Company.

(b) Executive further agrees, for the benefit of the Company and its affiliates, that during the Restriction Period, Executive shall not, directly or indirectly, either as principal, agent, employee, consultant, partner, officer, director, shareholder, or in any other individual or representative capacity, on your behalf or any other person or entity other than the Company or its affiliates (i) solicit or induce, or attempt to solicit or induce, directly or indirectly, any customer or prospective customer of the Company with whom the Executive has had personal contact within the six-month period prior to the Termination Date; or (ii) solicit or induce, or attempt to solicit or induce, directly or indirectly any person who is, or during the six months prior to the termination of your employment with the Company was, an employee or agent of, or consultant to, the Company or any of its affiliates to terminate its, his or her relationship therewith, or (iii) hire or engage any person who is, or during the six months prior to the termination of your employment with the Company was, an employee, agent of or consultant to the Company or any of its affiliates.

(c) Executive understands that the provisions of this Section may limit Executive’s ability to earn a livelihood in a business similar to the business of the Company but Executive nevertheless agrees and hereby acknowledges that (i) such provisions do not impose a greater restraint than is necessary to protect the goodwill or other business interests of the Company, (ii) such provisions contain reasonable limitations as to time and scope of activity to be restrained, (iii) such provisions are not harmful to the general public, (iv) such provisions are not unduly burdensome to you, and (v) the consideration provided hereunder is sufficient to compensate you for the restrictions contained in this Section. In consideration of the foregoing and in light of Executive’s education, skills and abilities, you agree that you shall not assert that, and it should not be considered that, any provisions of Section otherwise are void, voidable or unenforceable or should be voided or held unenforceable.

(d) If a judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against you, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

(e) In the event that Executive violates any of the restrictive covenants set forth in Section, in addition to any other remedy which may be available (i) at law or in equity, (ii) pursuant to any other provision of this Agreement or (iii) pursuant to any applicable equity award agreement, all outstanding stock options to purchase shares of Company common stock and other unvested equity awards granted to Executive shall be automatically forfeited effective as of the date on which such violation first occurs.

10. Remedies. In the event of a breach or threatened breach by the Executive of Sections “7”, “8”, or “9” of this Agreement, the Executive hereby consents and agrees that the Company shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages, or other available forms of relief.

11. Arbitration.

11.1 JURY TRIAL WAIVER. THE PARTIES EXPRESSLY AND KNOWINGLY WAIVE ANY RIGHT TO A JURY TRIAL IN THE EVENT ANY ACTION ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT OR YOUR EMPLOYMENT WITH THE COMPANY IS LITIGATED OR HEARD IN ANY COURT.

11.2 Dispute Resolution/Arbitration. The parties agree that all claims, disputes, and/or controversies arising under this Agreement and/or related to the your employment hereunder or the termination of such employment (whether or not based on contract, tort or upon any federal, state or local statute, including but not limited to claims asserted under the Age Discrimination in Employment Act, as amended, Title VII of the Civil Rights Act of 1964, as amended, any state Fair Employment Practices Act, and/or the Americans with Disabilities Act), shall be resolved exclusively through mediation/arbitration by JAMS, in the County of New York in the State of New York, in accordance with the JAMS Rules and Procedures for Mediation/Arbitration of Employment Disputes; provided, however, that in the event that the Company alleges that Executive is in breach of any of the provisions contained in Sections 7 or 8, the Company shall not be exclusively required to submit such dispute to mediation/arbitration. In such event, the Company may, at its option, seek and obtain from any court having jurisdiction, injunctive or equitable relief, in addition to pursuing at arbitration all other remedies available to it (including without limitation any claims for relief arising out of any breach of Sections 7 or 8 of this Agreement).

12. Exit Obligations. Upon (a) voluntary or involuntary termination of the Executive’s employment or (b) the Company’s request at any time during the Executive’s employment, the Executive shall (i) provide or return to the Company any and all Company property, including keys, key cards, access cards, identification cards, security devices, employer credit cards, network access devices, computers, cell phones, smartphones, PDAs, pagers, fax machines, equipment, speakers, webcams, manuals, reports, files, books, compilations, work product, email messages, recordings, tapes, disks, thumb drives or other removable information storage devices, hard drives, negatives and data and all Company documents and materials belonging to the Company and stored in any fashion, including but not limited to those that constitute or contain any Confidential Information or Work Product, that are in the possession or control of the Executive, whether they were provided to the Executive by the Company or any of its business associates or created by the Executive in connection with his employment by the Company; and (ii) delete or destroy all copies of any such documents and materials not returned to the Company that remain in the Executive’s possession or control, including those stored on any non-Company devices, networks, storage locations, and media in the Executive’s possession or control.

13. Publicity. The Executive hereby irrevocably consents to any and all uses and displays, by the Company and its agents, representatives and licensees, of the Executive’s name, voice, likeness, image, appearance, and biographical information.

14. Governing Law: Jurisdiction and Venue. This Agreement, for all purposes, shall be construed in accordance with the laws of New York without regard to conflicts of law principles, except for the arbitration provision which shall be governed solely by the Federal Arbitration Act. Any action or proceeding by either of the parties to enforce this Agreement shall be brought only in a state or federal court located in the State of New York, having jurisdiction over the County of New York. The parties hereby irrevocably submit to the non-exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

15. Entire Agreement. Unless specifically provided herein, this Agreement contains all of the understandings and representations between the Executive and the Company pertaining to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter. The parties warrant that, in agreeing to the terms of this Agreement, they have not relied upon any oral statements or upon any written statements not contained in this Agreement. The parties mutually agree that the Agreement can be specifically enforced in court and can be cited as evidence in legal proceedings alleging breach of the Agreement.

16. Modification and Waiver. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by the Executive and by the President of the Company. No waiver by either of the parties of any breach by the other party hereto of any condition or provision of this Agreement to be performed by the other party hereto shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either of the parties in exercising any right, power, or privilege hereunder operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power, or privilege.

17. Severability. Should any provision of this Agreement be held by a court of competent jurisdiction to be enforceable only if modified, or if any portion of this Agreement shall be held as unenforceable and thus stricken, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties with any such modification to become a part hereof and treated as though originally set forth in this Agreement.

17.1 The parties further agree that any such court is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement, or by making such other modifications as it deems warranted to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by law.

17.2 The parties expressly agree that this Agreement as so modified by the court shall be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal, or unenforceable provisions had not been set forth herein.

18. Captions. Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph.

19. Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Facsimile and .pdf signatures of this Agreement shall be considered originals for purposes of this Agreement.

20. Tolling. Should the Executive violate any of the terms of the restrictive covenant obligations articulated herein, the obligation at issue will run from the first date on which the Executive ceases to be in violation of such obligation.

21. Successors and Assigns. This Agreement is personal to the Executive and may not be assigned by the Executive. Any purported assignment by the Executive shall be null and void from the initial date of the purported assignment. The Company may assign this Agreement to any successor or assign (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of the Company. This Agreement shall inure to the benefit of the Company and permitted successors and assigns.

22. Notice. Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally, emailed or sent by registered or certified mail, return receipt requested, or by overnight carrier to the parties at the addresses set forth below (or such other addresses as specified by the parties by like notice):

If to the Company:

The OLB Group

200 Park Avenue, Suite1700

New York, NY, 10166

Attn: Ronny Yakov, CEO

Email: ronny@olb.com

If to the Executive:

Patrick Smith

6315 Philmore Drive,

Cumming, GA 30040

Email: pgsmith222@yahoo.com

23. Representations of the Executive. The Executive represents and warrants to the Company that:

23.1 The Executive’s acceptance of employment with the Company and the performance of his duties hereunder will not conflict with or result in a violation of, a breach of, or a default under any contract, agreement, or understanding to which he is a party or is otherwise bound; and

23.2 The Executive’s acceptance of employment with the Company and the performance of his duties hereunder will not violate any non-solicitation, non-competition, or other similar covenant or agreement of a prior employer.

24. Withholding. The Company shall have the right to withhold from any amount payable hereunder any Federal, state, and local taxes in order for the Company to satisfy any withholding tax obligation it may have under any applicable law or regulation.

25. Survival. Upon the expiration or other termination of this Agreement, the respective rights and obligations of the parties hereto shall survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement.

26. Acknowledgement of Full Understanding. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT HE HAS FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT HE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF HIS CHOICE BEFORE SIGNING THIS AGREEMENT.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date written below.

The OLB Group, Inc.

By:	/s/ Ronny Yakov
Name:	Ronny Yakov
Title:	CEO
Date:	January 11, 2022

/s/ Patrick Smith
Patrick Smith
Date:	January 11, 2022